UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2009

Tyson Foods, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or other jurisdiction)

001-14704

(Commission File Number)

71-0225165

(IRS Employer Identification No.)

2200 Don Tyson Parkway, Springdale, AR 72762-6999

(479) 290-4000

(Address, including zip code, and telephone number, including area code, of

Registrant's principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On January 5, 2009, Richard L. Bond, President and Chief Executive Officer of Tyson Foods, Inc. (the “Company”), announced he was leaving the Company effective immediately. Mr. Bond also resigned as a member of the Board of Directors of the Company effective January 5, 2009.

(c)       Also effective on January 5, 2009, the Board appointed Leland E. Tollett as interim President and Chief Executive Officer of the Company to serve until a permanent successor can be chosen.

Mr. Tollett, age 71, previously served as Chairman of the Board and Chief Executive Officer of the Company from 1995 to 1998. Mr. Tollett also served as President and Chief Executive Officer of the Company from 1991 to 1995. Mr. Tollett became a member of the Company’s Board of Directors in 1984 and remained in that capacity until February 1, 2008. Mr. Tollett has served a consultant to the Company since his retirement as Chairman and Chief Executive Officer in 1998. Mr. Tollett is also a director of J.B. Hunt Transport Services, Inc.

The value of benefits paid or otherwise made available to Mr. Tollett by the Company for his consulting services in fiscal 2008 was $207,219. In addition, a subsidiary of the Company, Cobb Vantress, Inc. (“Cobb”), leases a breeder hen research and development farm from the Leland E. Tollett Annuity Trust (“Tollett Trust”) and an entity in which the daughter of Mr. Tollett is an owner. In fiscal 2008, Cobb paid $536,191 pursuant to this lease. Also during fiscal 2008, the Tollett Trust paid Cobb $29,738 as reimbursement for certain accumulated expenses paid by Cobb which Cobb should have forwarded for payment by the Tollett Trust but did not.

The terms of Mr. Tollett’s new compensation arrangement in his capacity as interim President and Chief Executive Officer are not yet available. The Company will file an amendment to this Form 8-K disclosing the material terms of his compensation arrangement when they become available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

By:	/s/ R. Read Hudson
Name:	R. Read Hudson
Title:	Vice President, Associate General Counsel
and Secretary

Date:	January 8, 2009